EX 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-223715) of WillScot Mobile Mini Holdings Corp.,
2.Registration Statement (Form S-3 No. 333-227480) of WillScot Mobile Mini Holdings Corp.,
3.Registration Statement (Form S-3 No. 333-229339) of WillScot Mobile Mini Holdings Corp., and
4.Registration Statement (Form S-8 No. 333-222626) pertaining to the Employees' Savings Plan of WillScot Mobile Mini Holdings Corp.;
of our reports dated February 26, 2021, with respect to the consolidated financial statements of WillScot Mobile Mini Holdings Corp. and the effectiveness of internal control over financial reporting of WillScot Mobile Mini Holdings Corp. included in this Annual Report (Form 10-K) of WillScot Mobile Mini Holdings Corp. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 26, 2021